Exhibit 107

CALCULATION OF REGISTRATION FEE

Form F-3

(Form Type)

4D pharma plc

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, nominal value £0.0025 per share(2)	16,268,040	$1.53	(3)	$24,890,101	(3)	$2,716	(4)
Ordinary shares, nominal value £0.0025 per ordinary share(5)	22,372,720	$1.594	(6)	$35,662,115.68	(6)	$3,891	(7)

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional of the registrant’s ordinary shares that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of the registrant’s outstanding ordinary shares, as applicable.

(2)	Represents ordinary shares of the registrant issuable upon the exercise of the 4D Pharma warrants. Each such warrant currently is exercisable for 3.76575 of the Registrant’s ordinary shares at a price of $1.53 per whole ordinary share. These ordinary shares are represented by American Depositary Shares, or ADSs, each of which represents eight ordinary shares of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-253268).

(3)	Pursuant to Rule 457(g) under the Securities Act and solely for the purpose of calculating the registration fee, the price per share is based upon the warrant exercise price of $1.53 per ordinary share.

(4)	Paid by the registrant in connection with its Registration Statement on Form F-1 (File No. 333-259501) filed on September 13, 2021.

(5)	These ordinary shares are represented by American Depositary Shares, or ADSs, each of which represents eight ordinary shares of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-253268).

(6)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices of the ordinary shares on AIM, a market operated by the London Stock Exchange, on April 16, 2021 (£1.153, as expressed in U.S. dollars based on an exchange rate of $1.3826 per £1.00, the noon buying rate of the Federal Reserve Bank of New York on April 16, 2021).

(7)	Paid by the registrant in connection with its Registration Statement on Form F-1 (File No. 333-255474) filed on April 23, 2021.